NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM	Exhibit 99.1
Newmont Reports First Quarter 2025 Results
DENVER, April 23, 2025 – Newmont Corporation (NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM) (Newmont or the Company) today announced first quarter 2025 results and declared a dividend of $0.251 per share.
"Following on from a robust fourth quarter performance, Newmont has delivered 1.5 million attributable gold ounces and generated a record first quarter free cash flow of $1.2 billion, demonstrating the strength of our unrivaled Tier 1 Portfolio,” said Tom Palmer, Newmont's President and Chief Executive Officer. "We also successfully completed our non-core divestiture program, generating up to $4.3 billion in total gross proceeds including over $2.5 billion of after-tax cash proceeds in the first half of 2025. With these significant achievements and a solid start to the year, we remain firmly on track to meet our 2025 guidance, continuing on our journey towards creating the world’s leading gold and copper portfolio for the benefit of our shareholders."
Q1 2025 Results
▪Reported Net Income of $1.9 billion, Adjusted Net Income (ANI)2 of $1.25 per diluted share and Adjusted EBITDA2 of $2.6 billion
▪On track to meet Newmont's 2025 guidance3, with first quarter results in line with indications provided in February 2025
▪Completed divestiture program announced in 2024, and finalized the sales of Musselwhite, Éléonore and Cripple Creek & Victor (CC&V) in February, and Porcupine and Akyem in April4
▪Received over $2.5 billion in cash proceeds net of tax impacts from the divestiture sales closed in 2025, with total gross proceeds expected to total up to $4.3 billion from non-core asset and other investment sales
▪Generated $2.0 billion of cash from operating activities, net of working capital changes of $(141) million; reported a record first quarter Free Cash Flow2 of $1.2 billion
▪Delivered $1.0 billion in total returns to shareholders through share repurchases and dividend payments since the start of the year; declared a dividend of $0.25 per share of common stock for the first quarter of 2025
▪Produced 1.5 million attributable gold ounces, primarily driven by production of 1.3 million gold ounces from Newmont's Tier 1 Portfolio3, as well as 35 thousand tonnes of copper
▪Maintained a strong and flexible investment-grade balance sheet, ending the quarter with $4.7 billion in cash and $8.8 billion in total liquidity5
▪Reduced debt by $1.0 billion since the start of the year6, which includes early redemption of $928 million of 2026 Notes redeemed on February 7, 2025 and $75 million in market purchases6; reported Net debt to Adjusted EBITDA2 of 0.3x

1 Newmont's Board of Directors declared a dividend of $0.25 per share of common stock for the first quarter of 2025, payable on June 20, 2025 to holders of record at the close of business on May 27, 2025.
2 Non-GAAP metrics; see reconciliations at the end of this release.
3 See discussion of guidance, including the definition of the Tier 1 Portfolio, and cautionary statement at the end of this release regarding forward-looking statements.
4 All previously announced operating sites have been divested, with the Coffee development project remaining designated as held for sale. No agreement has been reached with respect to Coffee as of the date of this release.
5 Total liquidity as of March 31, 2025 includes $0.1 billion in cash for assets held for sale and $4.0 billion available on a revolving credit facility
6 Total debt purchases include $22 million in April 2025.
NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         1

Summary of First Quarter Results

	2024					2025
	Q1	Q2	Q3	Q4	FY	Q1	YTD
Average realized gold price ($/oz)	$2,090	$2,347	$2,518	$2,643	$2,408	$2,944	$2,944
Attributable gold production (Moz)[1]	1.68	1.61	1.67	1.90	6.85	1.54	1.54
Gold CAS ($/oz)[2,3]	$1,057	$1,152	$1,207	$1,096	$1,126	$1,227	$1,227
Gold AISC ($/oz)[3]	$1,439	$1,562	$1,611	$1,463	$1,516	$1,651	$1,651
Net income (loss) attributable to Newmont stockholders ($M)	$170	$853	$922	$1,403	$3,348	$1,891	$1,891
Adjusted net income ($M)[4]	$630	$834	$936	$1,591	$3,991	$1,404	$1,404
Adjusted net income per share ($/diluted share)[4]	$0.55	$0.72	$0.81	$1.40	$3.48	$1.25	$1.25
Adjusted EBITDA ($M)[4]	$1,694	$1,966	$1,967	$3,048	$8,675	$2,629	$2,629
Cash from operations before working capital ($M)[5]	$1,442	$1,657	$1,846	$2,398	$7,343	$2,172	$2,172
Net cash from operating activities of continuing operations ($M)	$776	$1,394	$1,637	$2,511	$6,318	$2,031	$2,031
Capital expenditures ($M)[6]	$850	$800	$877	$875	$3,402	$826	$826
Free cash flow ($M)[7]	$(74)	$594	$760	$1,636	$2,916	$1,205	$1,205
First Quarter 2025 Production and Financial Summary
Attributable gold production1 decreased 19 percent to 1,537 thousand ounces from the prior quarter as expected, primarily due to reduced contributions from non-core operations, which included only two months of production from Musselwhite, Éléonore and CC&V. Additional impacts to production included lower production at the non-managed joint venture at Nevada Gold Mines, ongoing safety improvements at Cerro Negro and planned mine sequencing at Boddington and Tanami.
Average realized gold price was $2,944 per ounce, an increase of $301 per ounce over the prior quarter. Average realized gold price includes $2,890 per ounce of gross price received, a favorable impact of $64 per ounce mark-to-market on provisionally-priced sales and reductions of $10 per ounce for treatment and refining charges.
Gold CAS2 totaled $1.8 billion for the quarter. Gold CAS per ounce3 increased 12 percent to $1,227 per ounce compared to the prior quarter primarily due to lower gold production, higher royalty costs and greater allocation of cost to gold at co-product producing sites due to a previously announced reserve price update, partially offset by inventory changes and lower direct operating costs.
Gold AISC per ounce3 increased 13 percent to $1,651 per ounce compared to the prior quarter primarily due to higher CAS per ounce as expected.
Net income attributable to Newmont stockholders was $1.9 billion or $1.68 per diluted share, an increase of $488 million from the prior quarter. This increase was primarily driven by a gain on the sale of assets held for sale of $276 million compared to a loss in the prior quarter, as well as lower costs applicable to sales, and an increase in the fair value of investments and options of $291 million. These changes largely offset lower sales volumes.
Adjusted net income4 for the quarter was $1.4 billion or $1.25 per diluted share, compared to $1.6 billion or $1.40 per diluted share in the prior quarter. Primary adjustments to first quarter net income include a net increase in the fair value of investments and options of $291 million and a net gain on the sale of assets held for sale of $276 million primarily related to the mine sales that closed in the first quarter.
NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         2

Adjusted EBITDA4 decreased 14 percent to $2.6 billion, while EBITDA increased by $307 million. The increase in EBITDA was driven by mostly by higher net income. Adjusted EBITDA excludes one-time adjustments totaling $514 million, primarily due to a net increase in the value of investments and options, as well as the net gain on the sale of assets held for sale.
Consolidated cash from operations before working capital5 decreased 9 percent from the prior quarter to $2.2 billion primarily due to lower sales partially offset by lower cash costs.
Consolidated net cash from operating activities decreased 19 percent from the prior quarter to $2.0 billion primarily due to lower cash from operations before working capital. Net working capital outflow in the first quarter of $141 million was primarily due to a build in inventory and stockpiles of $175 million and the continued cash spend for previously accrued reclamation activities of $95 million, primarily related to the ongoing construction of the Yanacocha water treatments plants. These unfavorable working capital changes were partially offset by favorable timing of cash collections from accounts receivable of $228 million and an accrual for taxes payable of $91 million.
Free Cash Flow7 decreased 26 percent from the prior quarter to $1.2 billion primarily due to a decrease in consolidated net cash from operating activities, including negative working capital impacts.
Balance sheet and liquidity remained strong in the first quarter, ending with $4.7 billion of consolidated cash and $67 million of cash included in Assets held for sale, with approximately $8.8 billion of total liquidity; reported net debt to adjusted EBITDA of 0.3x8.
Non-Managed Joint Venture and Equity Method Investments9
Nevada Gold Mines (NGM) attributable gold production decreased 23 percent to 216 thousand ounces, with a 21 percent increase in CAS per ounce to $1,426 per ounce. AISC per ounce increased 20 percent from the prior quarter to $1,789 per ounce3.
Pueblo Viejo (PV) attributable gold production decreased 21 percent to 49 thousand ounces compared to the prior quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $64 million in the first quarter. Capital contributions of $20 million were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the first quarter of 2025 increased 10 percent to 43 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte were $23 million for the first quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (32%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         3

Newmont's 2025 Guidance
Newmont remains on track to meet its previously published 2025 guidance. For more details, refer to the Company’s Fourth Quarter 2024 Earnings and 2025 Guidance press release, issued on February 20, 2025, and available on Newmont.com. Please see the cautionary statement and footnotes for additional information.

Guidance Metric (+/-5%) [a]	2025E
Attributable Gold Production (Moz)
Managed Tier 1 Portfolio	4.2
Non-Managed Tier 1 Portfolio [b]	1.4
Total Tier 1 Portfolio	5.6
Non-Core Assets [c]	0.3
Total Newmont Attributable Gold Production (Moz)	5.9
Gold CAS ($/oz) [d]
Managed Tier 1 Portfolio	$1,170
Non-Managed Tier 1 Portfolio [b]	$1,240
Total Tier 1 Portfolio	$1,180
Non-Core Assets	$1,450
Total Newmont Gold CAS ($/oz) [d]	$1,200
Gold AISC ($/oz) [d]
Managed Tier 1 Portfolio	$1,630
Non-Managed Tier 1 Portfolio [b]	$1,555
Total Tier 1 Portfolio	$1,620
Non-Core Assets [c]	$1,830
Total Newmont Gold AISC ($/oz) [d]	$1,630
Sustaining Capital ($M)
Managed Tier 1 Portfolio	$1,530
Non-Managed Tier 1 Portfolio [b]	$270
Total Tier 1 Portfolio	$1,800
Non-Core Assets [c]	$75
Total Newmont Sustaining Capital [c]	$1,875
Development Capital ($M)
Managed Tier 1 Portfolio	$1,140
Non-Managed Tier 1 Portfolio [b]	$160
Total Tier 1 Portfolio	$1,300
Non-Core Assets [c]	$30
Total Newmont Development Capital [e]	$1,330
Consolidated Expenses
Exploration & Advanced Projects ($M)	$525
General & Administrative ($M)	$475
Interest Expense ($M)	$300
Depreciation & Amortization ($M) [f]	$2,600
Reclamation and Remediation Accretion ($M) [g]	$475
Adjusted Tax Rate [h,i]	34%

NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         4

2025 GOLD PRODUCTION AND CAPITAL SEASONALITY GUIDANCE AND SECOND QUARTER COMMENTARY

Total Tier 1 Portfolio [j]	H1 2025E	H2 2025E
Attributable Production	48%	52%
Sustaining Capital	52%	48%
Development Capital	57%	43%
H1/H2 Commentary: Attributable gold production for the Total Tier 1 Portfolio in 2025 is expected to be approximately 48 percent weighted to the first half of the year. The increase in production in the second half of the year is expected to be driven primarily by the non-managed Nevada Gold Mines and Pueblo Viejo operations and the addition of Ahafo North to commercial production. Gold production weighting excludes non-core assets.
Sustaining capital for the Total Tier 1 Portfolio remains weighted toward the first half of 2025, with scheduled work on pit design and access roads for Phase 14a at Lihir ongoing and the second quarter start of warmer weather surface work at Red Chris and Brucejack in Canada. Development capital for the Total Tier 1 Portfolio is heavily weighted to the first half of 2025 with spend at Ahafo North expected to peak in the second quarter before declining each quarter for the remainder of the year as the project moves toward commercial production.

Second Quarter Commentary: The second quarter of 2025 is expected to include 24 percent of Total Tier 1 Portfolio production in line with the first quarter. Second quarter attributable production from the Total Tier 1 portfolio is expected to be relatively in line with the previous quarter as expected production growth from the non-operated joint ventures, Cerro Negro, Brucejack and Boddington is offset by declines at Ahafo South and Cadia. Unit costs are expected to be similar to slightly higher than the first quarter due to higher sustaining capital spend. The second quarter will include limited high cost ounces from Porcupine and Akyem, reflecting production prior to the close of those transactions on April 15. Sustaining capital is expected to peak in the second quarter as planned investment ramps up. Compared to the previous quarter, second quarter free cash flow is expected to be adversely impacted by the divestment of the non-core assets, higher tax payments related to increased profitability in previous periods and taxes from the divestments, higher planned development capital at Ahafo North and Cadia, and the continued ramp-up of spending on construction of the Yanacocha water treatment facilities.

a 2025 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 20, 2025. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2025 Guidance assumes $2,500/oz Au, $9,370/tonne Cu, $30/oz Ag, $2,756/tonne Zn, $2,094/tonne Pb, $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $90/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
b Guidance for Non-managed operations provided by joint venture or operating partners.
c Guidance for non-core assets held for sale, Akyem, CC&V, Porcupine, Éléonore, and Musselwhite, reflects attributable gold production, Gold CAS, Gold AISC, sustaining capital, and development capital for the first quarter of 2025 only. The sale of CC&V, Éléonore, and Musselwhite closed on February 28, 2025 and the sale of Akyem and Porcupine closed April 15, 2025. See cautionary statement at the end of this release.
d Presented on a consolidated basis and assuming a gold price of $2,500/oz.
e Sustaining capital is presented on an attributable basis; Capital guidance excludes amounts attributable to the Pueblo Viejo joint venture.
f Depreciation & Amortization includes Q1 2025 only for non-core assets.
g Reclamation and Remediation Accretion represents a subset of expenses within Reclamation and Remediation expense and is exclusive of Reclamation and Remediation adjustments and other within that income statement expense line item. Reclamation and Remediation Accretion includes Q1 2025 only for non-core assets.
h The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
i Assuming average prices of $2,500 per ounce for gold, $9,370 per tonne for copper, $30 per ounce for silver, $2,094 per tonne for lead, and $2,756 per tonne for zinc and achievement of current production, sales and cost estimates, Newmont estimates its consolidated adjusted effective tax rate related to continuing operations for 2025 will be 34%.
j Total Tier 1 Portfolio includes the Managed Tier 1 Portfolio and the Non-Managed Tier 1 Portfolio and does not include non-core assets held for sale.
NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         5

2025 Site Guidancea as of February 20, 2025

2025 Guidance	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)
Managed Tier 1 Portfolio
Boddington	560	560	1,270	1,620	150	—
Tanami	380	380	1,100	1,630	160	360
Cadia	280	280	1,000	1,950	490	330
Lihir	600	600	1,330	1,760	180	—
Ahafo	670	670	1,120	1,400	130	—
Ahafo North	50	50	350	480	5	290
Peñasquito	390	390	930	1,210	110	—
Cerro Negro	250	250	1,010	1,340	80	40
Yanacocha	460	460	920	1,070	10	—
Merian [c]	295	210	1,490	1,770	50	—
Brucejack	255	255	1,400	1,920	80	—
Red Chris	60	60	1,440	2,050	70	120

Non-Managed Tier 1 Portfolio
Nevada Gold Mines [d]	1,015	1,015	1,240	1,555	270	160
Pueblo Viejo [e]	—	260	—	—	—	—
Fruta Del Norte [f]	—	160	—	—	—	—

Non-Core Assets	250	250	1,450	1,830	75	30

Co-Product Production
Boddington - Copper (ktonne)	23	23	5,330	6,830	—	—
Cadia - Copper (ktonne)	67	67	4,600	8,780	—	—
Peñasquito - Silver (Moz)	28	28	11.50	15.00	—	—
Peñasquito - Lead (ktonne)	90	90	1,080	1,290	—	—
Peñasquito - Zinc (ktonne)	236	236	1,430	1,890	—	—
Red Chris - Copper (ktonne)	28	28	6,370	8,800	—	—
a 2025 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 20, 2025. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2025 Guidance assumes $2,500/oz Au, $9,370/tonne Cu, $30/oz Ag, $2,756/tonne Zn, $2,094/tonne Pb, $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $80/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary statement at the end of this release.
b All-in sustaining costs (AISC) as used in the Company’s Guidance is a non-GAAP metric; see below for further information and reconciliation to consolidated 2025 CAS outlook.
c Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.
d Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
e Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
f Attributable production includes Newmont’s 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.

NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         6

Divestiture Program Update
In February 2024, Newmont announced the intent to divest its non-core assets, including six operations and two projects from its Australian, Ghanaian and North American business units. To date, Newmont has completed the sales for all non-core operations and its 70 percent interest in the Havieron project.
Total gross proceeds from announced transactions are expected to be up to $4.3 billion including contingent payments and closing adjustments. This includes $3.8 billion from the divestment of six non-core operations, including up to $475 million from the sale of the Telfer mine, which closed in 2024, and $527 million from the sale of the Lundin Gold stream credit facility and offtake agreement, as well as the monetization of Newmont's Batu Hijau contingent payments. Details for transactions closed in 2025 are as follows:
•Up to $850 million from the sale of the Musselwhite operation, closed on February 28, 2025;
•$784 million from the sale of the Éléonore operation, closed on February 28, 2025;
•Up to $275 million for the sale of the CC&V operation, closed on February 28, 2025;
•Up to $1.0 billion from the sale of the Akyem operation, closed on April 15, 2025; and
•Up to $425 million for the sale of the Porcupine operation, closed on April 15, 2025.

Projects Update
For details on Newmont’s key projects currently in execution, refer to the Company’s Fourth Quarter 2024 Earnings and 2025 Guidance press release, issued on February 20, 2025, and available on Newmont.com. Additional project updates will be provided as they become available. Please refer to the cautionary statement and footnotes for further information.
Committed to Concurrent Reclamation
Since mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental, and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to accrue to reclamation and remediation spend through the year. In the first quarter of 2025, Newmont spent $95 million on reclamation activities, including $50 million on the construction of water treatment plants at Yanacocha which is expected to continue to increase each quarter through the year with the fourth quarter planned to be the highest of the year. The Company remains on track to spend $800 million on reclamation for the full year, inclusive of $600 million allocated to the Yanacocha water treatment plants. Additional updates on reclamation spend will be provided as available.

NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         7

	2024					2025
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,581	1,528	1,551	1,811	6,471	1,430				1,430

Average Realized Price ($/oz, $/lb)
Average realized gold price	$2,090	$2,347	$2,518	$2,643	$2,408	$2,944				$2,944
Average realized copper price	$3.72	$4.47	$4.31	$3.57	$4.00	$4.65				$4.65
Average realized silver price	$20.41	$26.20	$25.98	$25.15	$24.13	$30.12				$30.12
Average realized lead price	$0.92	$1.05	$0.86	$0.86	$0.91	$0.89				$0.89
Average realized zinc price	$0.92	$1.31	$1.14	$1.21	$1.14	$1.13				$1.13

Attributable Gold Production (koz)
Boddington	142	147	137	164	590	126				126
Tanami	90	99	102	117	408	78				78
Cadia	122	117	115	110	464	103				103
Lihir	181	141	129	163	614	164				164
Ahafo	190	184	213	211	798	205				205
Peñasquito	45	64	63	127	299	123				123
Cerro Negro	81	19	60	78	238	28				28
Yanacocha	91	78	93	92	354	105				105
Merian (75%)	57	46	43	59	205	47				47
Brucejack	37	60	89	72	258	41				41
Red Chris (70%)	6	9	9	16	40	14				14
Managed Tier 1 Portfolio	1,042	964	1,053	1,209	4,268	1,034				1,034
Nevada Gold Mines (38.5%)	264	253	242	280	1,039	216				216
Pueblo Viejo (40%) (2)	54	53	66	62	235	49				49
Fruta Del Norte (32%) (3)	21	35	43	39	138	43				43
Non-Managed Tier 1 Portfolio	339	341	351	381	1,412	308				308
Total Tier 1 Portfolio	1,381	1,305	1,404	1,590	5,680	1,342				1,342
Non-Core Assets (4)	294	302	264	309	1,169	195				195
Total Attributable Gold Production	1,675	1,607	1,668	1,899	6,849	1,537				1,537

Co-Product Production
Red Chris copper tonnes (thousands)	5	6	6	9	26	7				7
Boddington copper tonnes (thousands)	9	10	9	9	37	7				7
Cadia copper tonnes (thousands)	21	22	21	23	87	21				21
Telfer copper tonnes (thousands) (4)	1	—	1	1	3	—				—
Total copper tonnes (thousands)	36	38	37	42	153	35				35
Peñasquito silver ounces (millions)	9	8	7	9	33	6				6
Peñasquito lead tonnes (thousands)	28	20	19	29	96	22				22
Peñasquito zinc tonnes (thousands)	58	65	58	77	258	59				59

Gold Co-Product CAS Consolidated ($/oz)
Boddington	$1,016	$1,022	$1,098	$1,084	$1,056	$1,239				$1,239
Tanami	$902	$1,018	$979	$898	$947	$1,087				$1,087
Cadia	$648	$624	$723	$616	$653	$794				$794
Lihir	$936	$1,101	$1,619	$1,523	$1,270	$1,009				$1,009
Ahafo	$865	$976	$867	$916	$904	$1,238				$1,238
Peñasquito	$853	$827	$985	$630	$776	$898				$898
Cerro Negro	$861	$2,506	$1,535	$1,177	$1,325	$2,063				$2,063
Yanacocha	$972	$1,000	$1,072	$970	$1,003	$961				$961
Merian (75%)	$1,221	$1,546	$1,795	$1,334	$1,457	$1,497				$1,497
Brucejack	$2,175	$1,390	$970	$1,126	$1,254	$1,800				$1,800
Red Chris (70%)	$940	$951	$2,228	$901	$1,225	$1,106				$1,106
Managed Tier 1 Portfolio	$955	$1,053	$1,117	$1,021	$1,036	$1,150				$1,150
Nevada Gold Mines (38.5%)	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426				$1,426
Non-Managed Tier 1 Portfolio	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426				$1,426
Total Tier 1 Portfolio	$1,000	$1,087	$1,153	$1,050	$1,071	$1,198				$1,198
Non-Core Assets (4)	$1,306	$1,398	$1,474	$1,316	$1,370	$1,410				$1,410
Total Gold co-product CAS (5)	$1,057	$1,152	$1,207	$1,096	$1,126	$1,227				$1,227

Gold By-Product CAS ($/oz)
Red Chris	$(1,143)	$(2,556)	$5,125	$(1,333)	$(256)	$(1,200)				$(1,200)
Boddington	$810	$750	$863	$916	$840	$970				$970
Cadia	$(228)	$(626)	$(398)	$(173)	$(366)	$(643)				$(643)
Peñasquito	$(2,091)	$(2,047)	$(1,036)	$(1,587)	$(1,659)	$(949)				$(949)
Total Gold by-product CAS (5)	$891	$892	$1,052	$862	$922	$930				$930
NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         8

	2024					2025
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Co-Product CAS ($/unit)
Red Chris - copper ($/tonne)	$5,571	$5,043	$12,296	$4,645	$6,663	$4,991				$4,991
Boddington - copper ($/tonne)	$5,192	$5,680	$5,605	$5,477	$5,480	$5,423				$5,423
Cadia - copper ($/tonne)	$3,271	$3,044	$3,774	$3,209	$3,321	$3,468				$3,468
Telfer - copper ($/tonne) (4)	$15,885	$10,692	N.M.	$8,582	$13,214	$—				$—
Total - copper ($/tonne)	$4,452	$4,184	$5,748	$4,247	$4,625	$4,182				$4,182
Peñasquito- silver ($/ounce)	$11	$12	$13	$8	$11	$10				$10
Peñasquito - lead ($/tonne)	$1,215	$1,355	$1,555	$904	$1,201	$997				$997
Peñasquito - zinc ($/tonne)	$1,764	$1,867	$1,944	$1,429	$1,729	$1,499				$1,499

Gold Co-Product AISC Consolidated ($/oz)
Boddington	$1,242	$1,237	$1,398	$1,286	$1,288	$1,544				$1,544
Tanami	$1,149	$1,276	$1,334	$1,340	$1,281	$1,659				$1,659
Cadia	$989	$1,064	$1,078	$1,061	$1,048	$1,184				$1,184
Lihir	$1,256	$1,212	$1,883	$1,781	$1,512	$1,339				$1,339
Ahafo	$1,010	$1,123	$1,043	$1,113	$1,072	$1,462				$1,462
Peñasquito	$1,079	$1,038	$1,224	$818	$984	$1,091				$1,091
Cerro Negro	$1,120	$3,010	$1,878	$1,430	$1,631	$2,857				$2,857
Yanacocha	$1,123	$1,217	$1,285	$1,166	$1,196	$1,170				$1,170
Merian (75%)	$1,530	$2,170	$2,153	$1,656	$1,852	$1,864				$1,864
Brucejack	$2,580	$1,929	$1,197	$1,498	$1,603	$2,230				$2,230
Red Chris (70%)	$1,277	$1,613	$2,633	$1,131	$1,607	$1,322				$1,322
Managed Tier 1 Portfolio	$1,327	$1,461	$1,509	$1,411	$1,426	$1,596				$1,596
Nevada Gold Mines (38.5%)	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789				$1,789
Non-Managed Tier 1 Portfolio	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789				$1,789
Tier 1 Portfolio	$1,378	$1,508	$1,540	$1,425	$1,461	$1,630				$1,630
Non-Core Assets (4)	$1,712	$1,770	$1,967	$1,634	$1,762	$1,787				$1,787
Total Gold co-product AISC (5)	$1,439	$1,562	$1,611	$1,463	$1,516	$1,651				$1,651

Gold By-Product AISC ($/oz)
Red Chris	$857	$778	$7,250	$(333)	$1,692	$(467)				$(467)
Boddington	$1,085	$1,044	$1,226	$1,179	$1,134	$1,348				$1,348
Cadia	$535	$293	$159	$750	$425	$133				$133
Peñasquito	$(91)	$(859)	$411	$(810)	$(476)	$(254)				$(254)
Total Gold by-product AISC (5)	$1,373	$1,412	$1,542	$1,319	$1,408	$1,447				$1,447

Co-Product AISC ($/unit)
Red Chris - copper ($/tonne)	$7,718	$8,599	$14,960	$6,007	$9,037	$6,053				$6,053
Boddington - copper ($/tonne)	$5,959	$6,914	$6,436	$6,545	$6,462	$6,760				$6,760
Cadia - copper ($/tonne)	$5,659	$5,644	$4,849	$5,612	$5,442	$5,316				$5,316
Telfer - copper ($/tonne) (4)	$20,643	$15,112	N.M.	$5,106	$15,903	$—				$—
Total - copper ($/tonne)	$6,392	$6,675	$7,423	$6,162	$6,638	$6,014				$6,014
Peñasquito - silver ($/ounce)	$15	$15	$17	$11	$14	$13				$13
Peñasquito - lead ($/tonne)	$1,500	$1,601	$1,879	$1,132	$1,467	$1,185				$1,185
Peñasquito - zinc ($/tonne)	$2,368	$2,498	$2,614	$2,015	$2,350	$2,026				$2,026
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold, in which the Company holds a 32% interest and is accounted for as an equity method investment.
(2)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(3)Represents attributable gold from Newmont's 32% interest in Lundin Gold, which wholly owns and operates the Fruta del Norte mine and is accounted for on a quarterly lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Non-core assets include the Akyem and Porcupine assets held for sale at March 31, 2025 and asset divestitures which closed prior to March 31, 2025 including: Telfer, CC&V, Musselwhite, and Éléonore. See Divestiture Program Update in this release for further details.
(5)Non-GAAP measure. See end of this release for reconciliation.

NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         9

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2024 (1)					2025 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD

Sales	$4,023	$4,402	$4,605	$5,652	$18,682	$5,010				$5,010

Costs and expenses:
Costs applicable to sales (2)	2,106	2,156	2,310	2,391	8,963	2,106				2,106
Depreciation and amortization	654	602	631	689	2,576	593				593
Reclamation and remediation	98	94	132	4	328	93				93
Exploration	53	57	74	82	266	49				49
Advanced projects, research and development	53	49	47	48	197	43				43
General and administrative	101	100	113	128	442	110				110
(Gain) loss on sale of assets held for sale	485	246	115	268	1,114	(276)				(276)
Impairment charges	12	9	18	39	78	15				15
Other expense, net	61	50	37	43	191	28				28
	3,623	3,363	3,477	3,692	14,155	2,761				2,761
Other income (expense):
Change in fair value of investments and options	31	(9)	17	23	62	291				291
Other income (loss), net	90	109	—	164	363	10				10
Interest expense, net of capitalized interest	(93)	(103)	(86)	(93)	(375)	(79)				(79)
	28	(3)	(69)	94	50	222				222
Income (loss) before income and mining tax and other items	428	1,036	1,059	2,054	4,577	2,471				2,471
Income and mining tax benefit (expense)	(260)	(191)	(244)	(702)	(1,397)	(647)				(647)
Equity income (loss) of affiliates	7	(3)	60	69	133	78				78
Net income (loss) from continuing operations	175	842	875	1,421	3,313	1,902				1,902
Net income (loss) from discontinued operations	4	15	49	—	68	—				—
Net income (loss)	179	857	924	1,421	3,381	1,902				1,902
Net loss (income) attributable to noncontrolling interests (3)	(9)	(4)	(2)	(18)	(33)	(11)				(11)
Net income (loss) attributable to Newmont stockholders	$170	$853	$922	$1,403	$3,348	$1,891				$1,891

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$166	$838	$873	$1,403	$3,280	$1,891				$1,891
Discontinued operations	4	15	49	—	68	—				—
	$170	$853	$922	$1,403	$3,348	$1,891				$1,891

Weighted average common shares (millions):
Basic	1,153	1,153	1,147	1,133	1,146	1,126				1,126
Effect of employee stock-based awards	—	2	2	2	2	1				1
Diluted	1,153	1,155	1,149	1,135	1,148	1,127				1,127

Net income (loss) attributable to Newmont stockholders per common share:
Basic:
Continuing operations	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68				$1.68
Discontinued operations	—	0.01	0.04	—	0.06	—				—
	$0.15	$0.74	$0.80	$1.24	$2.92	$1.68				$1.68
Diluted:
Continuing operations	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68				$1.68
Discontinued operations	—	0.01	0.04	—	0.06	—				—
	$0.15	$0.74	$0.80	$1.24	$2.92	$1.68				$1.68
(1)Certain amounts have been reclassified to conform to the current presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Relates to the Suriname Gold project C.V. (“Merian”) reportable segment.
NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         10

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2024 (1)				2025 (1)
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$2,336	$2,602	$3,016	$3,619	$4,698
Trade receivables	782	955	974	1,056	887
Investments	23	50	43	21	18
Inventories	1,385	1,467	1,487	1,423	1,493
Stockpiles and ore on leach pads	745	681	688	761	792
Derivative assets	114	71	42	—	20
Other current assets	765	874	753	786	633
Assets held for sale	5,656	5,370	5,574	4,609	2,199
Current assets	11,806	12,070	12,577	12,275	10,740
Property, plant and mine development, net	33,564	33,655	33,697	33,547	33,568
Investments	4,138	4,141	4,150	4,471	4,856
Stockpiles and ore on leach pads	1,837	2,002	2,114	2,266	2,409
Deferred income tax assets	210	273	229	124	59
Goodwill	2,792	2,792	2,721	2,658	2,658
Derivative assets	412	181	161	142	344
Other non-current assets	576	564	526	866	885
Total assets	$55,335	$55,678	$56,175	$56,349	$55,519

LIABILITIES
Accounts payable	$698	$683	$772	$843	$771
Employee-related benefits	414	457	542	630	502
Income and mining taxes payable	136	264	317	381	378
Lease and other financing obligations	99	104	112	107	109
Debt	—	—	—	924	—
Other current liabilities	1,784	1,819	2,081	2,481	2,357
Liabilities held for sale	2,351	2,405	2,584	2,177	1,309
Current liabilities	5,482	5,732	6,408	7,543	5,426
Debt	8,933	8,692	8,550	7,552	7,507
Lease and other financing obligations	436	429	437	389	370
Reclamation and remediation liabilities	6,652	6,620	6,410	6,394	6,376
Deferred income tax liabilities	3,094	3,046	2,883	2,820	2,733
Employee-related benefits	610	616	632	555	575
Silver streaming agreement	753	733	721	699	671
Other non-current liabilities	300	247	238	288	430
Total liabilities	26,260	26,115	26,279	26,240	24,088

EQUITY
Common stock	1,855	1,851	1,840	1,813	1,803
Treasury stock	(274)	(274)	(276)	(278)	(293)
Additional paid-in capital	30,436	30,394	30,228	29,808	29,624
Accumulated other comprehensive income (loss)	(16)	(7)	21	(95)	(39)
Retained earnings (Accumulated deficit)	(3,111)	(2,585)	(2,101)	(1,320)	153
Newmont stockholders' equity	28,890	29,379	29,712	29,928	31,248
Noncontrolling interests	185	184	184	181	183
Total equity	29,075	29,563	29,896	30,109	31,431
Total liabilities and equity	$55,335	$55,678	$56,175	$56,349	$55,519
(1)Certain amounts have been reclassified to conform to the current presentation.

NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         11

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2024 (1)					2025 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Operating activities:
Net income (loss)	$179	$857	$924	$1,421	$3,381	$1,902				$1,902
Non-cash adjustments:
Depreciation and amortization	654	602	631	689	2,576	593				593
(Gain) loss on sale of assets held for sale	485	246	115	268	1,114	(276)				(276)
Change in fair value of investments and options	(31)	9	(17)	(23)	(62)	(291)				(291)
Net loss (income) from discontinued operations	(4)	(15)	(49)	—	(68)	—				—
Deferred income taxes	53	(95)	7	115	80	125				125
Reclamation and remediation	94	88	124	(4)	302	89				89
Stock-based compensation	21	23	22	23	89	21				21
(Gain) loss on asset and investment sales	(9)	(55)	28	1	(35)	5				5
Impairment charges	12	9	18	39	78	15				15
Other non-cash adjustments	(12)	(12)	43	(131)	(112)	(11)				(11)
Cash from operations before working capital (2)	1,442	1,657	1,846	2,398	7,343	2,172				2,172
Change in operating assets and liabilities:
Accounts receivable	(84)	(140)	(83)	(134)	(441)	228				228
Inventories, stockpiles and ore on leach pads	(193)	(185)	(202)	46	(534)	(175)				(175)
Other assets	(7)	63	7	1	64	(9)				(9)
Accounts payable	(91)	(32)	69	52	(2)	(69)				(69)
Reclamation and remediation liabilities	(59)	(107)	(107)	(160)	(433)	(95)				(95)
Accrued tax liabilities (3)	90	52	(60)	153	235	91				91
Other accrued liabilities	(322)	86	167	155	86	(112)				(112)
Net change in operating assets and liabilities	(666)	(263)	(209)	113	(1,025)	(141)				(141)
Net cash provided by (used in) operating activities of continuing operations	776	1,394	1,637	2,511	6,318	2,031				2,031
Net cash provided by (used in) operating activities of discontinued operations	—	34	11	—	45	—				—
Net cash provided by (used in) operating activities	776	1,428	1,648	2,511	6,363	2,031				2,031

Investing activities:
Proceeds from sales of mining operations and other assets, net	—	180	150	230	560	1,684				1,684
Additions to property, plant and mine development	(850)	(800)	(877)	(875)	(3,402)	(826)				(826)
Contributions to equity method investees	(15)	(5)	(15)	(61)	(96)	(31)				(31)
Return of investment from equity method investees	25	16	14	1	56	20				20
Proceeds from sales of investment	3	9	3	6	21	7				7
Purchases of investments	—	(60)	(2)	(4)	(66)	(1)				(1)
Maturities of investments	—	—	28	—	28	—				—
Other	39	19	(16)	2	44	(115)				(115)
Net cash provided by (used in) investing activities of continuing operations	(798)	(641)	(715)	(701)	(2,855)	738				738
Net cash provided by (used in) investing activities of discontinued operations	—	—	153	—	153	—				—
Net cash provided by (used in) investing activities	(798)	(641)	(562)	(701)	(2,702)	738				738

Financing activities:
Repayment of debt	(3,423)	(227)	(133)	(77)	(3,860)	(985)				(985)
Repurchases of common stock	—	(104)	(344)	(798)	(1,246)	(348)				(348)
Dividends paid to common stockholders	(288)	(289)	(286)	(282)	(1,145)	(282)				(282)
Distributions to noncontrolling interests	(41)	(36)	(36)	(48)	(161)	(44)				(44)
Funding from noncontrolling interests	22	31	34	28	115	39				39
Payments on lease and other financing obligations	(18)	(22)	(22)	(25)	(87)	(23)				(23)
Payments for withholding of employee taxes related to stock-based compensation	(10)	—	(2)	(2)	(14)	(15)				(15)
Proceeds from issuance of debt, net	3,476	—	—	—	3,476	—				—
Other	(17)	(11)	—	(3)	(31)	(4)				(4)
Net cash provided by (used in) financing activities	(299)	(658)	(789)	(1,207)	(2,953)	(1,662)				(1,662)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(11)	(1)	(5)	(20)	(5)				(5)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	(324)	118	296	598	688	1,102				1,102
Less: change in cash and restricted cash reclassified to assets held for sale (4)	(395)	137	118	2	(138)	(22)				(22)
Net change in cash, cash equivalents and restricted cash	(719)	255	414	600	550	1,080				1,080
Cash, cash equivalents and restricted cash at beginning of period	3,100	2,381	2,636	3,050	3,100	3,650				3,650
Cash, cash equivalents and restricted cash at end of period	$2,381	$2,636	$3,050	$3,650	$3,650	$4,730				$4,730

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,336	$2,602	$3,016	$3,619	$3,619	$4,698				$4,698
Restricted cash included in Other current assets	6	6	3	1	1	1				1
Restricted cash included in Other non-current assets	39	28	31	30	30	31				31
Total cash, cash equivalents and restricted cash	$2,381	$2,636	$3,050	$3,650	$3,650	$4,730				$4,730
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         12

(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)Cash payments for income and mining taxes, net of refunds, of $966 for the year ended December 31, 2024 is comprised of $96, $208, $254, and $408 for the first, second, third, and fourth quarter, respectively. Cash payments for income and mining taxes, net of refunds, for the three months ended March 31, 2025 is $465.
(4)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets, including Cash and cash equivalents and restricted cash, included in Other current assets and Other non-current assets, were reclassified to Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         13

Non-GAAP Financial Measures (dollars in millions, except per share, per ounce and per pound amounts, unless otherwise noted)
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2024, filed with the SEC on February 21, 2025 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted net income (loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended March 31, 2025
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$1,891	$1.68	$1.68
Adjustments:
Change in fair value of investments and options (2)	(291)	(0.25)	(0.25)
(Gain) loss on sale of assets held for sale (3)	(276)	(0.25)	(0.25)
Impairment charges (4)	15	0.01	0.01
(Gain) loss on debt extinguishment (5)	10	0.01	0.01
Restructuring and severance (6)	9	0.01	0.01
(Gain) loss on asset and investment sales (7)	5	—	—
Newcrest transaction and integration costs (8)	4	—	—
Settlement costs (9)	3	—	—
Other (10)	7	—	—
Tax effect of adjustments (11)	197	0.19	0.19
Valuation allowance and other tax adjustments (12)	(170)	(0.15)	(0.15)
Adjusted net income (loss)	$1,404	$1.25	$1.25

Weighted average common shares (millions): (13)		1,126	1,127
(1)Per share measures may not recalculate due to rounding.
(2)Primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities; included in Other income (loss), net.
(3)Primarily consists of the gain on the sales of the CC&V, Musselwhite, and Éléonore reportable segments; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(4)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(5)Represents the loss on the redemption of the 2026 Senior Notes partially offset by the gain on the partial redemption of certain senior notes; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(6)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(7)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(8)Represents costs incurred related to the Newcrest transaction; included in Other expense, net.
(9)Primarily consists of litigation expenses and other settlements; included in Other expense, net.
(10)Represents costs incurred related to transition service agreements for divested reportable segments; included in Other income (loss), net.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2025 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(197), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(8), net reductions to the reserve for uncertain tax positions of $(14), recording of a deferred tax liability for the outside basis difference at Akyem of $2 due to the status change to held for sale, and other tax adjustments of $47. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT FIRST QUARTER 2025 RESULTS | NEWS RELEASE         14

	Three Months Ended March 31, 2024
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$170	$0.15	$0.15
Net loss (income) attributable to Newmont stockholders from discontinued operations	(4)	—	—
Net income (loss) attributable to Newmont stockholders from continuing operations	166	0.15	0.15
Adjustments:
(Gain) loss on sale of assets held for sale (2)	485	0.43	0.43
Change in fair value of investments and options (3)	(31)	(0.03)	(0.03)
Newcrest transaction-related costs (4)	29	0.03	0.03
Settlement costs (5)	21	0.02	0.02
Impairment charges (6)	12	0.01	0.01
(Gain) loss on asset and investment sales (7)	(9)	(0.01)	(0.01)
Restructuring and severance (8)	6	—	—
Reclamation and remediation charges (9)	6	—	—
Tax effect of adjustments (10)	(147)	(0.13)	(0.13)
Valuation allowance and other tax adjustments (11)	92	0.08	0.08
Adjusted net income (loss)	$630	$0.55	$0.55

Weighted average common shares (millions): (12)		1,153	1,153
(1)Per share measures may not recalculate due to rounding.
(2)Consists of the write-downs on assets held for sale; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(3)Primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities; included in Other income (loss), net.
(4)Represents costs incurred related to the Newcrest transaction; included in Other expense, net.
(5)Primarily comprised of wind down and demobilization costs related to the French Guiana project; included in Other expense, net.
(6)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(7)Primarily represents the gain recognized on the purchase and sale of foreign currency bonds; included in Other income (loss), net.
(8)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(9)Represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(10)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.
(11)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2024 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(65), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $35, net reductions to the reserve for uncertain tax positions of $(2), recording of a deferred tax liability for the outside basis difference at Akyem of $117 due to the status change to held for sale, and other tax adjustments of $7. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(12)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
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Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended March 31,
	2025	2024
Net income (loss) attributable to Newmont stockholders	$1,891	$170
Net income (loss) attributable to noncontrolling interests	11	9
Net (income) loss from discontinued operations	—	(4)
Equity loss (income) of affiliates	(78)	(7)
Income and mining tax expense (benefit)	647	260
Depreciation and amortization	593	654
Interest expense, net of capitalized interest	79	93
EBITDA	3,143	1,175
Adjustments:
Change in fair value of investments and options (1)	(291)	(31)
(Gain) loss on assets held for sale (2)	(276)	485
Impairment charges (3)	15	12
(Gain) loss on debt extinguishment (4)	10	—
Restructuring and severance (5)	9	6
(Gain) loss on asset and investment sales (6)	5	(9)
Newcrest transaction and integration costs (7)	4	29
Settlement costs (8)	3	21
Reclamation and remediation charges (9)	—	6
Other (10)	7	—
Adjusted EBITDA	$2,629	$1,694
(1)Primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities; included in Other income (loss), net.
(2)Primarily consists of the gain on the sales of the CC&V, Musselwhite, and Éléonore reportable segments in 2025 and the write-downs on assets held for sale in 2024; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(3)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(4)Represents the loss on the redemption of the 2026 Senior Notes partially offset by the gain on the partial redemption of certain senior notes in 2025; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(5)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(6)Primarily represents gains and losses related to the sale of certain assets and investments in 2025 and the gain recognized on the purchase and sale of foreign currency bonds in 2024; included in Other income (loss), net.
(7)Represents costs incurred related to the Newcrest transaction; included in Other expense, net.
(8)Primarily consists of litigation expenses and other settlements in 2025 and wind-down and demobilization costs related to the French Guiana project in 2024; included in Other expense, net.
(9)Represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(10)Represents costs incurred related to transition service agreements for divested reportable segments in 2025; included in Other income (loss), net.

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Free Cash Flow
The following table sets forth a reconciliation of Free cash flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free cash flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31,
	2025	2024
Net cash provided by (used in) operating activities	$2,031	$776
Less: Additions to property, plant and mine development	(826)	(850)
Free cash flow	$1,205	$(74)

Net cash provided by (used in) investing activities (1)	$738	$(798)
Net cash provided by (used in) financing activities	$(1,662)	$(299)
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free cash flow.
Net Debt
Net debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net debt.

	At March 31, 2025	At December 31, 2024
Debt	$7,507	$8,476
Lease and other financing obligations	479	496
Less: Cash and cash equivalents	(4,698)	(3,619)
Less: Cash and cash equivalents included in assets held for sale (1)	(67)	(45)
Net debt	$3,221	$5,308

(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
Costs applicable to sales per ounce/gold equivalent ounce
Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.
Costs applicable to sales per ounce

	Three Months Ended March 31,
	2025	2024
Costs applicable to sales (1)(2)	$1,769	$1,690
Gold sold (thousand ounces)	1,442	1,599
Costs applicable to sales per ounce (3)	$1,227	$1,057
(1)Includes by-product credits of $47 and $39 during the three months ended March 31, 2025 and 2024, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Per ounce measures may not recalculate due to rounding.
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Costs applicable to sales per gold equivalent ounce

	Three Months Ended March 31,
	2025	2024
Costs applicable to sales (1)(2)	$337	$416
Gold equivalent ounces sold - other metals (thousand ounces) (3)	368	502
Costs applicable to sales per gold equivalent ounce (4)	$915	$829
(1)Includes by-product credits of $17 and $15 during the three months ended March 31, 2025 and 2024, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025 and Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(4) Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended March 31, 2025	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (9)
Gold
Ahafo	$247	$4	$2	$—	$—	$—	$38	$291	199	$1,462
Brucejack	83	1	2	—	—	1	16	103	46	$2,230
Red Chris	16	1	—	—	—	—	2	19	15	$1,322
Peñasquito	106	4	—	—	—	8	11	129	118	$1,091
Merian	72	2	—	—	—	—	15	89	48	$1,864
Cerro Negro (10)	78	2	1	—	1	—	26	108	38	$2,857
Yanacocha	93	11	—	—	8	—	1	113	96	$1,170
Boddington	167	5	1	—	—	1	34	208	135	$1,544
Tanami	82	1	2	—	—	—	40	125	75	$1,659
Cadia	77	1	—	—	—	2	36	116	98	$1,184
Lihir	161	4	1	—	—	—	48	214	160	$1,339
NGM	308	4	1	3	—	2	70	388	216	$1,789
Corporate and Other (11)	—	—	29	92	3	—	2	126	—	$—
Held for sale (12)
Porcupine	63	2	1	—	—	—	21	87	51	$1,728
Akyem	90	4	—	—	—	—	8	102	39	$2,594
Divested (13)
CC&V	39	2	—	—	—	—	5	46	27	$1,708
Musselwhite	33	1	—	—	—	—	14	48	32	$1,530
Éléonore	54	1	2	—	—	—	12	69	49	$1,403
Total Gold	1,769	50	42	95	12	14	399	2,381	1,442	$1,651

Gold equivalent ounces - other metals (14)(15)
Red Chris	35	1	—	—	—	1	6	43	32	$1,334
Peñasquito (16)	193	6	—	1	—	28	24	252	212	$1,189
Boddington	38	1	—	—	—	1	8	48	32	$1,489
Cadia	71	1	—	—	—	2	34	108	92	$1,171
Corporate and Other (11)	—	—	5	14	—	—	—	19	—	$—
Total Gold Equivalent Ounces	337	9	5	15	—	32	72	470	368	$1,275

Consolidated	$2,106	$59	$47	$110	$12	$46	$471	$2,851
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $64.
(3)Includes stockpile, leach pad, and product inventory adjustments of $3 at Cerro Negro and $15 at NGM.
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(4)Includes operating accretion of $38, included in Reclamation and remediation, and amortization of asset retirement costs of $21; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $51 and $4, respectively; included in Reclamation and remediation.
(5)Excludes development expenditures of $8 at Ahafo, $2 at Red Chris, $4 at Peñasquito, $7 at Merian, $4 at Cerro Negro, $1 at Yanacocha, $2 at Boddington, $1 at NGM, $16 at Corporate and Other, totaling $45 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Adjusted for restructuring and severance of $9, Newcrest transaction and integration costs of $4, impairment charges of $15, settlement costs of $3; included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $20.
(9)Per ounce measures may not recalculate due to rounding.
(10)During the first quarter of 2025, mining and processing operations at the site were temporarily suspended due to safety events. Full operations resumed in April 2025.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Sites are classified as held for sale as of March 31, 2025. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(13)In the first quarter of 2025, the Company completed the sales of the CC&V, Musselwhite, and Éléonore reportable segments. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(14)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(15)For the three months ended March 31, 2025, Red Chris sold 7 thousand tonnes of copper, Peñasquito sold 6 million ounces of silver, 21 thousand tonnes of lead and 73 thousand tonnes of zinc, Boddington sold 7 thousand tonnes of copper, and Cadia sold 21 thousand tonnes of copper.
(16)All-in sustaining costs at Peñasquito is comprised of $79, $25, and $148 for silver, lead, and zinc, respectively.

Three Months Ended March 31, 2024	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Ahafo	$159	$4	$—	$—	$—	$1	$22	$186	184	$1,010
Brucejack	74	1	—	—	—	1	12	88	34	$2,580
Red Chris	7	—	—	—	—	1	1	9	7	$1,277
Peñasquito	38	1	—	—	—	3	5	47	44	$1,079
Merian	90	2	2	—	—	—	19	113	74	$1,530
Cerro Negro	63	2	1	—	1	—	15	82	74	$1,120
Yanacocha	88	7	2	—	—	—	5	102	90	$1,123
Boddington	144	5	—	—	—	3	24	176	142	$1,242
Tanami	82	1	—	—	—	—	22	105	91	$1,149
Cadia	74	—	3	—	—	6	30	113	114	$989
Lihir	171	1	6	—	—	—	51	229	182	$1,256
NGM	314	4	2	2	1	2	95	420	267	$1,576
Corporate and Other (10)	—	—	30	90	1	—	4	125	—	$—
Held for sale (11)
CC&V	40	3	1	—	1	—	5	50	29	$1,735
Musselwhite	57	1	2	—	1	—	25	86	49	$1,766
Porcupine	63	5	2	—	—	—	19	89	61	$1,470
Éléonore	80	2	4	—	—	—	21	107	56	$1,920
Telfer (12)	70	2	3	—	—	1	3	79	26	$3,017
Akyem	76	11	—	1	—	—	8	96	75	$1,254
Total Gold	1,690	52	58	93	5	18	386	2,302	1,599	$1,439

Gold equivalent ounces - other metals (13)(14)
Red Chris	31	—	2	—	—	4	6	43	31	$1,400
Peñasquito (15)	255	9	1	—	—	35	34	334	303	$1,102
Boddington	48	1	—	—	—	3	3	55	51	$1,081
Cadia	67	—	2	—	—	19	27	115	112	$1,027
Corporate and Other (10)	—	—	1	8	—	—	—	9	—	$—
Held for sale (11)
Telfer (12)	15	1	1	—	—	2	1	20	5	$3,745
Total Gold Equivalent Ounces	416	11	7	8	—	63	71	576	502	$1,148

Consolidated	$2,106	$63	$65	$101	$5	$81	$457	$2,878
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $54.
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(3)Includes stockpile, leach pad, and product inventory adjustments of $2 at Brucejack, $1 at Peñasquito, $6 at NGM, and $15 at Telfer.
(4)Include operating accretion of $33, included in Reclamation and remediation, and amortization of asset retirement costs of $30; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $54 and $11, respectively; included in Reclamation and remediation.
(5)Excludes development expenditures of $5 at Ahafo, $1 at Peñasquito, $2 at Merian, $4 at Cerro Negro, $1 at Boddington, $8 at Tanami, $4 at Akyem, $3 at NGM, and $13 at Corporate and Other, totaling $41 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Adjusted for Newcrest transaction-related costs of $29, settlement costs of $21, impairment charges of $12, and restructuring and severance of $6; included Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $15.
(9)Per ounce measures may not recalculate due to rounding.
(10)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(11)Sites were classified as held for sale as of March 31, 2024. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(12)In the fourth quarter of 2024, the Company completed the sale of the assets of the Telfer reportable segment. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(14)For the three months ended March 31, 2024, Red Chris sold 6 thousand tonnes of copper, Peñasquito sold 10 million ounces of silver, 29 thousand tonnes of lead and 61 thousand tonnes of zinc, Boddington sold 9 thousand tonnes of copper, Cadia sold 20 thousand tonnes of copper, and Telfer sold 1 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $145, $44, and $145 for silver, lead, and zinc, respectively.
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A reconciliation of the 2025 Gold AISC outlook to the 2025 Gold CAS outlook is provided below. For more details, refer to the Company’s Fourth Quarter 2024 Earnings and 2025 Guidance press release, issued on February 20, 2025, and available on Newmont.com. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2025 Guidance Total Tier 1 Portfolio - Gold (1)(2)
(in millions, except ounces and per ounce)	Guidance Estimate
Cost Applicable to Sales (3)(4)	$6,100
Reclamation Costs (5)	160
Advanced Projects & Exploration (6)	200
General and Administrative (7)	340
Other Expense	20
Treatment and Refining Costs	80
Sustaining Capital (8)	1,440
Sustaining Finance Lease Payments	60
All-in Sustaining Costs	$8,390
Ounces (000) Sold (9)	5,175
All-in Sustaining Costs per Ounce	$1,620
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2025 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. 2025 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 20, 2025. Guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. See cautionary statement at the end of this release.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo and Fruta del Norte.

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Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Net income (loss) attributable to Newmont stockholders	$1,891	$1,403	$922	$853
Net income (loss) attributable to noncontrolling interests	11	18	2	4
Net loss (income) from discontinued operations	—	—	(49)	(15)
Equity loss (income) of affiliates	(78)	(69)	(60)	3
Income and mining tax expense (benefit)	647	702	244	191
Depreciation and amortization	593	689	631	602
Interest expense, net of capitalized interest	79	93	86	103
EBITDA (1)	$3,143	$2,836	$1,776	$1,741
Adjustments:
Change in fair value of investments	$(291)	$(23)	$(17)	$9
(Gain) loss on sale of assets held for sale	(276)	268	115	246
Impairment charges	15	39	18	9
(Gain) loss on debt extinguishment	10	(3)	(15)	(14)
Restructuring and severance	9	18	5	9
(Gain) loss on asset and investment sales	5	1	28	(55)
Newcrest transaction and integration costs	4	10	17	16
Settlement costs	3	11	7	5
Reclamation and remediation charges	—	(110)	33	—
Pension settlements	—	1	—	—
Other	7	—	—	—
Adjusted EBITDA (1)	$2,629	$3,048	$1,967	$1,966
12 month trailing Adjusted EBITDA	$9,610

Total Debt	$7,507
Lease and other financing obligations	479
Less: Cash and cash equivalents	(4,698)
Less: Cash and cash equivalents included in assets held for sale (2)	(67)
Total Net debt	$3,221

Net debt to Adjusted EBITDA	0.3
(1)See EBITDA and Adjusted EBITDA reconciliation for more details on adjustments.
(2)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
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Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended March 31,		Increase (Decrease)	Percent Change
	2025	2024
Consolidated gold sales, net	$4,245	$3,341	$904	27%
Consolidated copper sales, net	354	297	57	19
Consolidated silver sales, net	188	201	(13)	(6)
Consolidated lead sales, net	42	60	(18)	(30)
Consolidated zinc sales, net	181	124	57	46
Total sales	$5,010	$4,023	$987	25%

	Three Months Ended March 31, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,167	$324	$157	$43	$207
Provisional pricing mark-to-market	92	34	19	—	(6)
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	4,259	358	195	43	201
Treatment and refining charges	(14)	(4)	(7)	(1)	(20)
Net	$4,245	$354	$188	$42	$181
Consolidated ounces/pounds sold (1)(2)	1,442	76	6	47	161
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,890	$4.25	$25.23	$0.91	$1.28
Provisional pricing mark-to-market	64	0.45	3.03	—	(0.03)
Silver streaming amortization	—	—	3.04	—	—
Gross after provisional pricing and streaming impact	2,954	4.70	31.30	0.91	1.25
Treatment and refining charges	(10)	(0.05)	(1.18)	(0.02)	(0.12)
Net	$2,944	$4.65	$30.12	$0.89	$1.13
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended March 31, 2025 the Company sold 35 thousand tonnes of copper, 21 thousand tonnes of lead, and 73 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
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	Three Months Ended March 31, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,329	$316	$182	$61	$149
Provisional pricing mark-to-market	30	9	4	—	(3)
Silver streaming amortization	—	—	27	—	—
Gross after provisional pricing and streaming impact	3,359	325	213	61	146
Treatment and refining charges	(18)	(28)	(12)	(1)	(22)
Net	$3,341	$297	$201	$60	$124
Consolidated ounces/pounds sold (1)(2)	1,599	80	10	65	135
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,082	$3.95	$18.50	$0.95	$1.10
Provisional pricing mark-to-market	19	0.12	0.39	(0.01)	(0.02)
Silver streaming amortization	—	—	2.78	—	—
Gross after provisional pricing and streaming impact	2,101	4.07	21.67	0.94	1.08
Treatment and refining charges	(11)	(0.35)	(1.26)	(0.02)	(0.16)
Net	$2,090	$3.72	$20.41	$0.92	$0.92
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended March 31, 2024 the Company sold 36 thousand tonnes of copper, 29 thousand tonnes of lead, and 61 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
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Gold by-product metrics
Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

Total Newmont Gold By-product Unit Costs	Three Months Ended March 31,
	2025	2024
Consolidated gold sales, net	$4,245	$3,341
Consolidated other metal sales, net	765	682
Sales	$5,010	$4,023

Costs applicable to sales	$2,106	$2,106
Less: Consolidated other metal sales, net	(765)	(682)
By-product costs applicable to sales	$1,341	$1,424
Gold sold (thousand ounces)	1,442	1,599
Total Gold CAS per ounce (by-product) (1)	$930	$891

Total AISC	$2,851	$2,878
Less: Consolidated other metal sales, net	(765)	(682)
By-product AISC	$2,086	$2,196
Gold sold (thousand ounces)	1,442	1,599
Total Gold AISC per ounce (by-product) (1)	$1,447	$1,373
(1)Per ounce measures may not recalculate due to rounding.

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Conference Call Information
A conference call will be held on Wednesday, April 23, 2025 at 5:30 p.m. Eastern Standard Time (3:30 p.m. Mountain Standard Time), which is 7:30 a.m. Australian Eastern Standard Time on Thursday, April 24, 2025; it will also be available on the Company’s website.
Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	628388
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	307601

1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont First Quarter 2025 Earnings Conference Call
URL: https://events.q4inc.com/attendee/482927766

The webcast materials will be available Wednesday, April 23, after North American markets close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold Company and producer of copper, zinc, lead, and silver. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the Company has been publicly traded since 1925.

At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Natalie Worley	apac.investor.relations@newmont.com

Media Contact - Global

Shannon Lijek	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com

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Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the development of key projects, including with respect to production and capital cost estimates; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, Full Potential and productivity improvements, and future cash flow enhancements through portfolio optimization, (vii) expectations regarding Newmont’s go-forward portfolio is focused on Tier 1 assets; (viii) expectations regarding future investments or divestitures, including of non-core assets and assets designated as held for sale; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) estimates of expected reclamation and remediation costs, water treatment costs and other expenses, and (xi) other outlook, including, without limitation, outlook and other future operating, reclamation, remediation, and financial metrics. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.

Investors are also reminded that expectations regarding receipt of deferred or contingent consideration in connection with recent asset sales are forward-looking statements. No assurance can be provided that conditions necessary for receipt of deferred consideration will be met in the future. For additional information regarding the terms and conditions for receipt of deferred consideration payments and total consideration estimates, refer to the press releases available on the Company’s website at www.newmont.com (see the September 10, 2024 press release for further details regarding the agreement to divest Telfer and Havieron, the October 8, 2024 press release for further details regarding the agreement to divest Akyem, the November 18, 2024 press release for further details regarding the agreement to divest Musselwhite, the November 25, 2024 press release for further details regarding the agreement to divest Éléonore, the December 6, 2024 press release for further details regarding the agreement to divest CC&V, and the January 27, 2025 press release for further details regarding the agreement to divest Porcupine). No assurances can be provided with respect to the receipt of deferred consideration.

Future dividends beyond the dividend payable on June 20, 2025 to holders of record at the close of business on May 27, 2025 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and are non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.

Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full $2.0 billion amount during the 24 month authorization period.

For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 21, 2025, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended March 31, 2025, expected to be filed on, or about April 23, 2025.

Notice Regarding Reserve and Resource:
Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2024, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on or about February 21, 2025, with the SEC.

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Note Regarding Tier 1 Portfolio:
Newmont’s Tier 1 portfolio is focused on Tier 1 assets, consisting of (1) six managed Tier 1 assets (Boddington, Tanami, Cadia, Lihir, Peñasquito, and Ahafo), (2) assets owned through two non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo, including four Tier 1 assets (Carlin, Cortez, Turquoise Ridge, and Pueblo Viejo), (3) three emerging Tier 1 assets (Merian, Cerro Negro, and Yanacocha), which do not currently meet the criteria for Tier 1 Asset, and (4) an emerging Tier 1 district in the Golden Triangle in British Columbia (Red Chris and Brucejack), which does not currently meet the criteria for Tier 1 Asset. Newmont’s Tier 1 portfolio also includes attributable production from the Company’s equity interest in Lundin Gold (Fruta del Norte). Tier 1 Portfolio cost and capital metrics include the proportional share of the Company’s interest in the Nevada Gold Mines joint venture.

Tier 1 Asset is defined as having, on average over such asset’s mine life: (1) production of over 500,000 GEOs/year on a consolidated basis, (2) average all-in-sustaining cost ("AISC")/oz in the lower half of the industry cost curve, (3) an expected mine life of over 10 years, and (4) operations in countries that are classified in the A and B rating ranges for Moody’s, S&P and Fitch. See below for a definition of GEO and See Item 7, MD&A, under the heading "Non-GAAP Financial Measures" of the most recent Form 10-K for the definition of AISC.

With respect to other assets in the industry, such terms and metrics are as published in public filings of the third-party entities reporting with respect to those assets. Newmont's methods of calculating operating metrics, such as AISC, and those of third parties may differ for similarly titled metrics published by other parties due to differences in methodology.

Note that this classification is based on the reasonable good faith expectations of management as of the date hereof based on an assessment that considers past performance, as well as expectations over the remainder of the life of mine. As such, Tier 1 Asset classifications are forward-looking statements with respect to the average over the life of mine. For example, an asset may not fit one element of such definition due to a change over a select period, but continue to be designated as a Tier 1 Asset based on an aggregated assessment of the asset over the life of mine. Estimates or expectations of future production, AISC, mine life and country ratings are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s operations and projects being consistent with current expectations and mine plans; (iii) political developments being consistent with current expectations; (iv) certain price assumptions for gold, copper, silver, zinc, lead and oil; (v) prices for key supplies; (vi) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (vii) other planning assumptions.
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